UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2005

NOVASTAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-28535

(Commission File Number)

91-1975651

(IRS Employer Identification No.)

1 E. Liberty Street, Suite 6000, Reno, Nevada 89501

(Address of principal executive offices and Zip Code)

(775) 686-6182

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 31, 2005, we entered into an assignment of minerals lease with Charles H. Merchant, our chief executive officer and one of our directors, for the assignment of a lease entered into between Mr. Merchant and John Hancock Real Estate Division of certain unpatented mining claims located in Cleburne and Clay Counties, State of Alabama.

Pursuant to the assignment of minerals lease, our company will acquire a 51% interest in the leased claims on the properties from Mr. Merchant on the following terms:

(a)	the issuance of 2,000,000 restricted shares of our common stock to Mr. Merchant; and

(b)	incurring $1,500,000 on property expenditures (as defined in the assignment agreement); and
(c)

for each additional $100,000 on property expenditures, we will receive an additional 4% interest in the lease for the properties, up to a maximum of an additional $1,000,000 in expenditures for an additional 40% interest.

In addition, upon a 91% interest in the leased claims on the properties being acquired by us, Mr. Merchant will retain a 9% interest in the leased claims on the properties upon such acquisition, and will receive $17.50 per ounce of pure Platinum Group Metal (PGM) produced for a period of two years from the acquisition of the 91% interest being obtained. For each 2,500 ounces of pure PGM produced, Mr. Merchant will receive an additional 1,000,000 restricted shares of our common stock, up to a maximum of 8,000,000 shares of our common stock.

Item 9.01. Financial Statements and Exhibits.

10.1 Assignment of Minerals Lease dated December 31, 2005 between our company and CM Properties, a sole proprietorship of Charles H. Merchant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVASTAR RESOURCES LTD.

/s/ Paul G. Carter

By: Paul G. Carter

President and Director

Date: January10, 2006